Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan, as amended, of Idera Pharmaceuticals, Inc. of our reports dated March 12, 2015, with respect to the financial statements of Idera Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 6, 2015